UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Aaron’s, Inc.

(Name of Registrant as Specified In Its Charter)

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Aaron’s, Inc.

309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305-2377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 4, 2010

The 2010 Annual Meeting of Shareholders of Aaron’s, Inc. (the “Company”), will be held on Tuesday, May 4, 2010, at 10:00 a.m., Eastern Time, at the SunTrust Plaza, 4th Floor, 303 Peachtree Street, N.E., Atlanta, Georgia 30303, for the purpose of considering and voting on the following:

(1) The election of eleven directors to constitute the Board of Directors until the next annual meeting or until their successors are elected and qualified; and

(2) The approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 100,000,000 to 200,000,000; and

(3) Approval of the Aaron’s, Inc. Executive Bonus Plan; and

(4) Such other matters as may properly come before the meeting or any adjournment thereof.

Information relating to the above items is set forth in the accompanying Proxy Statement.

Only shareholders of record of the Class A Common Stock at the close of business on March 9, 2010 (the “Record Date”) are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF
DIRECTORS

JAMES L. CATES
Senior Group Vice President
and Corporate Secretary
Atlanta, Georgia
April 5, 2010

PLEASE COMPLETE AND
RETURN THE ENCLOSED PROXY CARD PROMPTLY,
OR SUBMIT YOUR PROXY BY INTERNET OR
TELEPHONE AS DESCRIBED ON YOUR PROXY CARD,
SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING
IF YOU DO NOT ATTEND PERSONALLY.
No postage is required if mailed
in the United States in the accompanying envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON MAY 4, 2010.

The proxy statement and annual report to shareholders are available at:
www.aaronsinc.com/proxy and www.aaronsinc.com/annualreport, respectively.

(*)	To be voted on at the meeting

Aaron’s, Inc.
309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305-2377

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 4, 2010

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Aaron’s, Inc. (the “Company”) for use at the 2010 annual meeting of shareholders to be held on Tuesday, May 4, 2010 (the “Annual Meeting”), and any adjournment or postponement of the Annual Meeting.

Each proxy that is properly executed and returned by a shareholder will be voted as specified thereon by the shareholder unless it is revoked. Shareholders are requested to execute the enclosed proxy and return it in the enclosed envelope, or submit your proxy by internet or telephone in the manner described on the enclosed proxy card. If no direction is specified on the proxy as to any matter being acted upon, the shares represented by the proxy will be voted in favor of such matter. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by submitting another proxy bearing a later date or by written notification to the Corporate Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person. If you hold your shares through a broker or other nominee (i.e., in “street name”), your broker or other nominee should provide you instructions on how you may instruct them to vote your shares on your behalf.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Class A Common Stock at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of a plurality of the holders of shares of the Company’s Class A Common Stock present, in person or represented by proxy, at the Annual Meeting will be necessary to elect the nominees for director listed in this Proxy Statement. The affirmative vote of the majority of the outstanding shares of Class A Common Stock will be necessary to approve the proposed amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 as described in this Proxy Statement and to approve the Executive Bonus Plan. For other matters that may be properly presented at the Annual Meeting, the matter will also be approved if more shares of Class A Common Stock are voted in favor of the matter than against it, unless a greater vote is required by law.

Abstentions and “broker non-votes” will be included in determining whether a quorum is present at the Annual Meeting, but will otherwise have no effect on the election of the nominees for director. Abstentions and broker non-votes have the effect of negative votes with respect to the proposed amendment to the Company’s Articles of Incorporation and approval of the Executive Bonus Plan. Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions, and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Only shareholders of record of Class A Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. As of the Record Date, the Company had 7,756,739 shares of Class A Common Stock and 46,553,169 shares of Common Stock outstanding. Each share of Class A Common Stock entitles the holder thereof to one vote for the election of directors, one vote for approval of the proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock, one vote for approval of the Executive Bonus Plan and a vote on any other matters that may properly come before the Annual Meeting. The holders of the Common Stock are not entitled to vote with respect to the election of directors or the other proposals described herein or with respect to most other matters presented to the shareholders for a vote.

The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms, banks, and others for forwarding solicitation material to beneficial owners of shares of the Company’s Class A Common Stock. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, or personal interview by officers of the Company who will not be additionally compensated therefore. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about April 5, 2010.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of January 1, 2010 (except as otherwise noted), the beneficial ownership of the Company’s Class A Common Stock and Common Stock by (i) each person who owns of record or is known by management to own beneficially 5% or more of the outstanding shares of the Company’s Class A Common Stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company who are listed in the Summary Compensation Table below (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group.

Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power. The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all options to purchase shares that were exercisable within 60 days of January 1, 2010 of the applicable class of common stock held by him, her, or it.

		Amount and Nature
	Title of Class	of Beneficial
Beneficial Owner	of Common Stock	Ownership(1)		Percent of Class(1)

R. Charles Loudermilk, Sr.	Class A	4,724,592		60.91%
309 E. Paces Ferry Road,	Common	235,015	(2)	*
Atlanta, GA
T. Rowe Price Associates, Inc.	Class A	826,800	(3)	10.66%
100 E. Pratt Street,	Common	3,868,690	(4)	8.32%
Baltimore, MD 21202
GAMCO Investors, Inc.	Class A	606,373	(5)	7.82%
One Corporate Center
Rye, New York 10580
Allianz Global Investors Management Partners LLC	Common	2,886,200	(6)	6.21%
680 Newport Center Drive, Suite 250
Newport Beach, CA 92101
Perkins Investment Management LLC/Janus Capital Management LLC	Common	2,728,189	(7)	5.87%
151 Detroit Street
Denver, CO 80206
BlackRock Institutional Trust Company, N.A	Common	2,474,775	(8)	5.32%
400 Howard Street
San Francisco, CA 94105
Robert C. Loudermilk, Jr.	Class A	67,794	(9)	*
	Common	666,028	(10)	1.43%
Gilbert L. Danielson	Class A	4,500		*
	Common	182,945	(11)	*
William K. Butler, Jr.	Common	148,587	(12)	*
Ronald W. Allen	Class A	11,250		*
	Common	8,500	(13)	*
Leo Benatar	Class A	7,255		*
	Common	11,190	(13)	*
Earl Dolive	Class A	165,759		2.14%
	Common	163,569	(13)	*
David L. Kolb	Common	44,703	(13)	*
John C. Portman, Jr.	Common	31,000	(14)	*
John B. Schuerholz	Common	3,609	(14)	*
Ray M. Robinson	Common	8,500	(13)	*
K. Todd Evans	Common	14,955	(15)	*
All executive officers and directors as a group	Class A	4,982,305		64.23%
(a total of 17 persons)	Common	1,654,370	(16)	3.56%

*	Less than 1%.

(1)	Amounts shown do not reflect that the Common Stock is convertible, on a share for share basis, into shares of Class A Common Stock (i) by resolution of the Board of Directors if, as a result of the existence of the Class A Common Stock, either class is excluded from listing on The New York Stock Exchange or any national securities exchange on which the Common Stock is then listed and (ii) automatically should the outstanding shares of Class A Common Stock fall below 10% of the aggregate outstanding shares of both classes. Beneficial ownership is determined under the rules of the Securities and Exchange Commission. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. Percentages are based on 7,756,739 shares of Class A Common Stock and 46,481,388 shares of Common Stock outstanding at January 1, 2010.

(2)	Includes options to purchase 130,950 shares of Common Stock and 12,988 shares of Common Stock held by Mr. Loudermilk, Sr.’s spouse and 10,000 shares of unvested restricted stock.

(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.

(4)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 by T. Rowe Price Associates, Inc.

(5)	As reported on Schedule 13F filed with the Securities and Exchange Commission on February 11, 2010 by GAMCO Investors, Inc.

(6)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 by Allianz Global Investors Management Partners, LLC.

(7)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by Perkins Investment Management LLC/Janus Capital Management LLC

(8)	As reported on Schedule 13F filed with the Securities and Exchange Commission on February 12, 2010 by BlackRock Institutional Trust Company, N.A.

(9)	Includes 56,220 shares of Class A Common Stock held by certain trusts for the benefit of Mr. Loudermilk, Jr.’s children, of which Mr. Loudermilk, Jr. serves as trustee.

(10)	Includes options to purchase 153,450 shares of Common Stock, 162,752 shares of Common Stock held by certain trusts for the benefit of Mr. Loudermilk, Jr.’s children, of which Mr. Loudermilk, Jr. serves as trustee, 34,543 shares of Common Stock held by Mr. Loudermilk, Jr.’s spouse, and 10,000 shares of unvested restricted stock. Mr. Loudermilk, Jr. has pledged 300,000 shares of Common Stock as security for indebtedness.

(11)	Includes options to purchase 153,450 shares of Common Stock, 1,575 shares of Common Stock held by Mr. Danielson’s spouse and 10,000 shares of unvested restricted stock.

(12)	Includes options to purchase 96,900 shares of Common Stock, 10,000 shares of unvested restricted stock.

(13)	Includes options to purchase 3,750 shares of Common Stock and 1,000 shares of unvested restricted stock.

(14)	Includes options to purchase 1,000 shares of unvested restricted stock.

(15)	Includes options to purchase 12,040 shares of Common Stock and 2,000 shares of unvested restricted stock.

(16)	Includes options to purchase 640,310 shares of Common Stock and 59,000 shares of unvested restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of either class of the Company’s common stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Company’s common stock. Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers, and more than 10% shareholders during the year ended December 31, 2009.

ELECTION OF DIRECTORS
(Item 1)

The Board of Directors is responsible for directing the management of the Company. The Company’s Bylaws provide for the Board of Directors to be composed of eleven members. The Board recommends the election of the eleven nominees listed below to constitute the entire Board, who will hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes or will vote to reduce the number of directors for the ensuing year, as the Board recommends, but in no event will the proxy be voted for more than eleven nominees. Management has no reason to believe any substitute nominee or reduction in the number of directors for the ensuing year will be required.

All of the nominees listed below are now directors of the Company and have consented to serve as directors if elected. The following information relating to age, positions with the Company, principal occupation, and directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, subject to the requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940, has been furnished by the respective nominees.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

R. Charles Loudermilk, Sr.	82	Mr. Loudermilk, Sr. has served as Chairman of the Board of the Company since the Company’s incorporation in 1962. From 1962 to 2008 he was also Chief Executive Officer of the Company and from 1962 to 1997 he was President of the Company. He has been a director of AMC, Inc., owner and manager of the Atlanta Merchandise Mart, since 1996. He is on the Board of The Buckhead Community Bank, and formerly the Chairman of the Board of Directors of the Metropolitan Atlanta Rapid Transit Authority.	1962
		Mr. Loudermilk, Sr. has more than 50 years of experience leading the Company. As the founder and long-time Chief Executive Officer, Mr. Loudermilk, Sr. has extensive management experience, strong leadership, entrepreneurial and business development skills, and business and community prominence that adds to the Board of Directors. With his past experience, including service on numerous and varied boards, Mr. Loudermilk, Sr. brings invaluable insight and deep institutional knowledge to the Board of Directors, including an insider’s perspective of the day-to-day operations of the Company.
Robert C. Loudermilk, Jr.	50	Mr. Loudermilk, Jr. has served as President of the Company since 1997, as Chief Executive Officer of the Company since 2008 and as a Director since 1983. He has served in various positions since joining the Company as an Assistant Store Manager in 1985, including as Chief Operating Officer from 1997 until 2008.	1983
		Mr. Loudermilk, Jr. has 25 years of experience working with the Company with a breadth of experience spanning from work as a non-management employee to over a decade working as an experienced senior executive officer of the Company. Mr. Loudermilk, Jr.’s operational and management expertise and expansive knowledge of the Company and insightful perspectives are a great contribution to the Board of Directors.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

Gilbert L. Danielson	63	Mr. Danielson has served as Chief Financial Officer and as a Director of the Company since 1990, and as Executive Vice President since 1998. Prior to 1998, he also served as Vice President, Finance of the Company. He has been a Director of Servidyne, Inc. since 2000.	1990
		Mr. Danielson has 20 years of experience as an officer and a director of the Company. His business and financial acumen, together with his historical knowledge of the Company and extensive industry knowledge, make Mr. Danielson an effective and valuable member of the Board of Directors.
Ronald W. Allen(1)	68	Mr. Allen has served as a Director of the Company since 1997. He was Chairman and Chief Executive Officer of Delta Air Lines, Inc., an international air passenger carrier, from 1987 to 1997. He also served as President of Delta from 1983 to 1987 and from 1993 to 1997, and Chief Operating Officer from 1983 to 1997. He currently serves as a Director of The Coca-Cola Company, Interstate Hotels and Resorts, and Aircastle Limited.	1997
		Mr. Allen has ten years of public company operating and leadership experience, having served as President, Chairman and Chief Executive Officer of Delta Air Lines, Inc. He led Delta Air Lines through a major restructuring that resulted in several years of growth for the company. Mr. Allen also has served on numerous boards, including the boards of Presbyterian College, Smithsonian Air/Space Museum, Georgia Tech Foundation and NationsBank. Mr. Allen’s considerable experience in senior management, operational leadership and business prominence make him well suited to serve on the Board of Directors and the Audit Committee.
Leo Benatar(2)	80	Mr. Benatar has served as a Director of the Company since 1994. He is currently a Principal with consulting firm Benatar & Associates and is on the Board of The Buckhead Community Bank. Previously, he has been an associated consultant with A.T. Kearney, Inc., a management consulting and executive search company since 1996. He was Chairman of packaging manufacturer Engraph, Inc., and served as Chief Executive Officer of that company from 1981 to 1995. He previously served as Chairman of the Federal Reserve Bank of Atlanta, as a Director of Paxar Corporation and Mohawk Industries, Inc. and as nonexecutive Chairman of Interstate Bakeries Corporation.	1994
		Mr. Benatar brings to the Board of Directors his 16 years of service on the Company’s Board of Directors. Mr. Benatar has strong leadership and management experience, which qualify him to serve as the Lead Director of the Board. Mr. Benatar’s past experience as a long-term senior executive, his experience as an entrepreneur and his service on the boards of several other prominent organizations gives Mr. Benatar insight into the management and board dynamics of organizations, which is invaluable to the Board.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

Earl Dolive(1)	91	Mr. Dolive has served as a Director of the Company since 1977. He currently serves as a Director of Greenway Medical Technologies, Inc. and as Director Emeritus of Genuine Parts Company, a distributor of automobile replacement parts. Prior to his retirement in 1988, he was Vice Chairman of the Board of Genuine Parts Company.	1977
		Mr. Dolive has over 30 years of experience serving on the Board of Directors of the Company. His knowledge of the Company in its early stages, as well as in its transition to a leading corporation within its industry provides a historical insight which, combined with his business experience, is truly beneficial to the Board. Additionally, Mr. Dolive’s financial acumen and extensive business experience qualifies him well to serve on the Audit Committee of the Board of Directors. The Board has determined that Mr. Dolive is an “audit committee financial expert.”
Ray M. Robinson(2)	62	Mr. Robinson is President Emeritus of the East Lake Golf Club and Vice Chairman of the East Lake Community Foundation. He has served as a Director of the Company since 2002. Prior to his retirement in 2003 as Southern Region President, Mr. Robinson was employed with AT&T from 1968. Mr. Robinson currently serves on the Board of Directors for Avnet, Inc., Acuity Brands, Inc., Citizens Trust Bank, American Airlines.	2002
		Mr. Robinson brings to the Board experience in senior management and board service for numerous public companies. His service on the boards of various organizations of various sizes lends to his extensive operational skills and gives him insight into compensation dynamics which are a complimentary addition to the Board and qualify Mr. Robinson to serve on the Compensation Committee of the Board.
John Schuerholz	69	Mr. Schuerholz was Executive Vice President and General Manager of the Atlanta Braves professional baseball organization before becoming President in 2008. Prior to joining the Atlanta Braves in 1990, he was employed from 1968 with the Kansas City Royals professional baseball organization in various management positions until being named Executive Vice President and General Manager of that organization in 1981.	2006
		Mr. Schuerholz has 43 years of leadership and management experience, including as an executive with Major League Baseball. His service on numerous committees of Major League Baseball, and his appointment to lead the league’s program on leadership and management demonstrate the management skills which, together with Mr. Schuerholz’s strong community prominence, are a valuable asset to the Board of Directors.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

William K. Butler, Jr.	57	Mr. Butler has served as the Company’s Chief Operating Officer since 2008 and as a Director of the Company since 2000. Prior to that, he served as President of the Company’s Aaron’s Sales & Lease Ownership division, since 1995. He also served as Vice President of that division from 1986 to 1995. Mr. Butler joined the Company in 1974 as a Store Manager.	2000
		Mr. Butler has over 35 years of experience working with the Company. Mr. Butler’s extensive knowledge of the history of the operations of the Company, general management and operational experience, and experience having worked as a non-management employee of the Company allow Mr. Butler to bring a valuable industry perspective to the Board.
David L. Kolb(1)	71	Mr. Kolb was Chairman of the Board of Directors of Mohawk Industries, Inc., a manufacturer of flooring products, from 2001 until 2004. Prior to his service as Chairman in 2004, he served as Chief Executive Officer from 1988 to 2001. Mr. Kolb has been a Director of the Company since 2003. He also serves on the Board of Directors for Chromcraft Revington Corporation.	2003
		Mr. Kolb has served as a member and chair of public company boards, including on various audit, nominating and corporate governance committees. Mr. Kolb’s board committee and governance experience, as well as his leadership and management experience qualifies him well to serve on the Audit Committee of the Board of Directors. The Board has determined that Mr. Kolb is an “audit committee financial expert.”
John C. Portman, Jr.	85	Mr. Portman is the Chairman of real estate development company Portman Holdings, LLC, the founder of architectural and engineering firm John Portman & Associates, Inc., and Chairman, Chief Executive Officer and Director of AMC, Inc., owner and manager of the Atlanta Merchandise Mart.	2006
		Mr. Portman has leadership and entrepreneurial skills stemming from his success in building his own architectural and engineering firm. His leadership and strategic planning experience in the private sector provide valuable and balanced insight to the Board of Directors.

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

There are no family relationships among any of the executive officers, directors, and nominees of the Company, except that Robert C. Loudermilk, Jr. is the son of R. Charles Loudermilk, Sr.

The Board held four meetings during the year ended December 31, 2009 with each director attending at least 75% of the meetings of the Board and committees on which they served. The Board has determined that Messrs. Allen, Benatar, Dolive, Kolb, Robinson, Schuerholz and Portman are independent directors under the listing standards of the New York Stock Exchange. The Board believes that it should be sufficiently represented at the Company’s annual meeting of shareholders. Last year ten of the Board’s then eleven incumbent members attended the annual meeting.

The non-management and independent members of the Board meet frequently in executive session, without management present. Mr. Benatar currently chairs these meetings as Lead Director.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL ELEVEN NOMINEES.

Committees of the Board of Directors

Audit Committee.  The Board has a standing Audit Committee which is composed of Messrs. Kolb, Dolive, and Allen. All of the members of the Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange, and the Board has determined that both Messers. Dolive and Kolb are “audit committee financial experts” within the meaning of the rules of the Securities and Exchange Commission. The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditors’ qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. Among other responsibilities, the Audit Committee is directly responsible for the appointment, compensation, retention, and termination of the independent auditors, who report directly to the Committee. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee held four meetings during the year ended December 31, 2009. Please see page 29 of this Proxy Statement for the 2009 Audit Committee Report.

Compensation Committee.  The Board has a standing Compensation Committee, which is currently composed of Messers. Benatar and Robinson. The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant human resources matters. The Compensation Committee operates pursuant to a written charter adopted by the Board. The Compensation Committee held four meetings during the year ended December 31, 2009. Please see page 21 of this Proxy Statement for the 2009 Compensation Committee Report.

Under its Charter, the Compensation Committee has the authority to review and approve performance goals and objectives for the Named Executive Officers in connection with the Company’s compensation programs, and to evaluate the performance of the Named Executive Officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee recommends to the independent members of the Board of Directors for determination (or makes such determination itself in some circumstances) the compensation of the Named Executive Officers, including the Chief Executive Officer. The Committee also has the authority to approve grants of stock options, restricted stock, stock appreciation rights and other equity incentives and to consider from time to time, and recommend to the Board, changes to director compensation. The Committee can delegate its duties and responsibilities to one or more subcommittees, and can also delegate certain of its duties and responsibilities to management of the Company, to the extent consistent with applicable laws, rules and listing standards. See COMPENSATION DISCUSSION AND ANALYSIS for more information on the Committee’s processes beginning on page 15 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.  Messer’s. Benatar and Robinson were the members of the Compensation Committee for the year ended December 31, 2009 and during such period, there were no Compensation Committee interlocks. Neither member is an employee or is or was an officer of the Company.

Director Nominations

The Board of Directors is responsible for considering and making recommendations to the shareholders concerning nominees for election as director at the Company’s annual meeting of shareholders and nominees for appointments to fill any vacancy on the Board. The Board does not have a nominating committee. Certain New York Stock Exchange listing criteria related to nominating committees and the composition of the Board are not applicable to the Company because a majority of its voting Class A Common Stock is beneficially owned by the Chairman, Mr. Loudermilk, Sr. Moreover, because of the practical necessity that a candidate for director must be acceptable to Mr. Loudermilk, Sr., in his capacity as holder of a majority of the Company’s voting stock, in order to be elected, the Board believes it is desirable for the nominations function to be fulfilled by the full Board, including Mr. Loudermilk, Sr., rather than by a nominating committee that does not include him.

To fulfill its nominations responsibilities, the Board periodically considers the experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Board evaluates each incumbent’s continued service, in light of the Board’s collective requirements. When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Board proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates. The Board evaluates the qualifications of each candidate. Final candidates are generally interviewed by one or more Board members before the Board makes a decision.

At a minimum, a director should have high moral character and personal integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. In addition to these minimum qualifications, in evaluating candidates the Board may consider all information relevant in its business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then current composition of the Board. These factors may include: a candidate’s professional and educational background, reputation, industry knowledge and business experience, diversity (including occupational, geographic and age diversity) and the relevance of those characteristics to the Company and the Board; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill the responsibilities of a director and of a member of one or more of the Board’s standing committees; and input from the Company’s controlling shareholder. The Company believes the composition of the current Board of Directors reflects diversity in business and professional experience and skills.

Nominations of individuals for election to the Board at any meeting of shareholders at which directors are to be elected may be made by any shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Article III, Section 3 of the Company’s Bylaws. Article III, Section 3 generally requires that shareholders submit nominations by written notice to the President setting forth certain prescribed information about the nominee and nominating shareholder. That section also requires that the nomination be submitted at a prescribed time in advance of the meeting, as described below in SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING.

The Board will consider including in its slate of director nominees for an annual shareholders’ meeting a nominee submitted to the Company by a shareholder. In order for the Board to consider such nominees, the nominating shareholder should submit the information about the nominee and nominating shareholder described in Article III, Section 3 of the Bylaws to the President at the Company’s principal executive offices at least 120 days before the first anniversary of the date that the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, which for the 2011 annual meeting will be December 6, 2010. The nominating shareholder should expressly indicate that such shareholder desires that the Board consider such shareholder’s nominee for inclusion with the Board’s slate of nominees for the meeting. The nominating shareholder and shareholder’s nominee should undertake to provide, or consent to the Company obtaining, all other information the Board requests in connection with its evaluation of the nominee.

The shareholder’s nominee must satisfy the minimum qualifications for director described above. In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Board may consider all relevant information, including the factors described above; whether there are or will be any vacancies on the Board; and the size of the nominating shareholder’s holdings in the Company and the length of time such shareholder has owned such holdings.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for overseeing and directing the management of the Company. The Board of Directors is led by the Chairman, R. Charles Loudermilk, Sr. Mr. Loudermilk, Sr. is the founder and controlling shareholder of the Company, and served as its Chief Executive Officer for the substantial majority of the Company’s existence. The Company believes his deep experience and knowledge of the Company and its industry, as well his significant equity interest in the Company, which aligns him closely with all other shareholders, makes him well qualified to serve as Chairman.

The Board is comprised of eleven directors total, seven of whom have been determined to be independent directors. Each of the Audit Committee and Compensation Committee of the Board of Directors is comprised entirely of independent directors. For purposes of executive sessions of the Board of Directors where the non-management and independent members of the Board of Directors meet without management present, the Company has appointed Leo Benatar to serve as the Lead Director to chair such meetings. To assist the Board of Directors in carrying out its duties, the Company adopted Corporate Governance Guidelines in 2004, a copy of which is available through the Company’s website, www.aaronsinc.com.

The Company’s operations are led by Mr. Robert C. Loudermilk, Jr. who serves as the President and Chief Executive Officer. Mr. Loudermilk, Jr. has been President since 1997 and has served as Chief Executive Officer since 2008. Mr. Loudermilk, Jr. reports to, and serves at the pleasure of, the Board of Directors. Mr. Loudermilk, Jr. has served with the Company for 25 years.

The Company believes the Chairman of the Board of Directors, Chief Executive Officer and Lead Director positions are compatible because they permit the existence of a checks and balance system of governance over the Company without interfering with or compromising the day-to day operations and success of the Company. The Chairman is responsible for leading the Board of Directors in its duty to oversee the management of the business and affairs of the Company and ensuring that he and the other directors act in the best interest of the Company and its shareholders. The Chief Executive Officer is responsible for oversight of the day-to-day operations and business affairs of the Company, including directing the business conducted by the employees, managers and officers of the Company. The Lead Director is responsible for leading the executive sessions of the Board of Directors where non-management and independent directors meet without members of management, and to generally serve as the representative of the non-management and independent directors in interacting with the Chairman and Chief Executive Officer. Together, the Company believes these three positions — Chairman, Chief Executive Officer and Lead Director — functioning as separate positions contribute to the detached overarching governance that is expected from a board of directors relative to the management of a company.

Risk Management

The Company believes the current structure of the Board of Directors is appropriate for the Company at this time and helps ensure proper risk oversight for the Company, for a number of reasons, the most significant of which are the following:

•	The separation of the Chairman and Chief Executive Officer roles allows for a detached overarching governance system which, in turn, promotes the effective governance over the Company’s affairs and oversight of the Company’s business conducted by its employees, managers and officers under the direction of the Chief Executive Officer that is expected of the Board of Directors and is in keeping with the Company’s Corporate Governance Guidelines.

•	The structure of the Board of Directors provides strong oversight by the independent directors, with the independent directors meeting frequently in executive sessions of the Board of Directors without management and led by the Lead Director. These executive sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of the Chairman and Chief Executive Officer, and where necessary, critical of the Chairman, Chief Executive Officer and senior management.

Risk management is the responsibility of every employee of the Company, however senior management of the Company is ultimately accountable to the Board of Directors and shareholders of the Company for risk management. Senior management of the Company is responsible for day-to-day risk management, while the Board oversees planning and responding to risks, as a whole, through its committees and independent directors. Specifically, the Board of Directors is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The independent directors frequently meet in executive session, without members of management present, to review the role and accomplishments of management of the Company. Additionally, the committees of the Board of Directors play a role in the Board fulfilling its risk management oversight duties. The Audit Committee assists the Board of Directors with respect to oversight of risks arising from financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses with the Board of Directors Company policies with respect to risk assessment and risk management. The Compensation Committee assists the Board of Directors with respect to oversight of risks arising from the Company’s compensation policies and programs.

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK
(Item 2)

The Board of Directors resolved on March 23, 2010 to amend the Company’s Amended and Restated Articles of Incorporation (the “Amendment”) to increase the number of shares of the Company’s authorized Common Stock, $.50 par value per share from 100,000,000 to 200,000,000, and to submit the Amendment to the shareholders at the Annual Meeting for their approval.

The Board of Directors believes that it is in the Company’s best interests to increase the number of shares of authorized Common Stock to have additional shares available to meet needs if they arise. As of the Record Date, 46,553,169 shares of Common Stock were issued and outstanding. Of the remaining authorized shares of Common Stock, 5,685,554 shares were reserved for issuance upon the exercise of options previously granted or available to be granted under the Company’s option plans, 23,279,897 shares were reserved for issuance in connection with a 3-for-2 stock split, in the form of a 50% stock dividend, approved by the Board on March 23, 2010, 1,886,433 shares were held in treasury and 22,594,947 shares remained unissued, unreserved and available for future corporate purposes.

The purpose of increasing the authorized number of shares of Common Stock is to give the Board of Directors greater flexibility in connection with the Company’s capital structure, possible future financing requirements, employee compensation and other corporate matters. If the Amendment is approved, the Board of Directors would be permitted to issue Common Stock for any proper corporate purpose — including stock splits, stock dividends, acquisitions of other businesses or properties, additional capital raises, or issuances under current or future stock option or other employee benefit plans without obtaining approval of the shareholders. Shares of Common Stock could be issued publicly or privately.

Holders of the Common Stock do not have preemptive or similar rights to subscribe for additional securities which may be issued by the Company, and the issuance of additional securities may have a dilutive effect on existing holders of the Common Stock. The Company does not presently have any agreements, understandings or arrangements regarding the possible issuance of Common Stock subject to approval under this Amendment. The Amendment is not intended as an anti-takeover device and it is not proposed in response to any specific takeover threat known to the Board of Directors.

Holders of Common Stock generally have no right to vote at meetings of shareholders, except where required by law or the Company’s Articles of Incorporation. Pursuant to Georgia law and the Company’s Articles of Incorporation, the number of authorized shares of Common Stock may be increased by the affirmative vote of a majority of the votes which may be collectively cast by holders of the Class A Common Stock — consequently, the holders of Common Stock are not entitled to vote on the Amendment. The Amendment does not affect the Company’s Preferred Stock, par value $1.00 per share, of which 1,000,000 shares are authorized for issuance and none are issued or outstanding.

Although the Company presently intends to file the Amendment with the Georgia Secretary of State as promptly as practicable after the Amendment is approved by the shareholders, the Board reserves the right to delay or abandon the Amendment at its discretion.

Approval of the Amendment will require the affirmative vote of a majority of the issued and outstanding shares of Class A Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY OR ABSTAINS FROM VOTING ON THIS PROPOSAL.

APPROVAL OF THE AARON’S, INC. EXECUTIVE BONUS PLAN
(Item 3)

The Board of Directors on March 23, 2010 authorized the Compensation Committee to finalize, approve and administer the Aaron’s, Inc. Executive Bonus Plan (the “Executive Bonus Plan”), to be effective as of January 1, 2010. Shareholder approval of the Executive Bonus Plan is sought in order to qualify the Executive Bonus Plan under Section 162(m) of the Internal Revenue Code and to thereby allow the Company to deduct for federal income tax purposes all compensation paid under the Executive Bonus Plan to the Chief Executive Officer. The Company’s prior executive bonus plan, which was approved by the shareholders in 2005, has expired, thus necessitating the submission of this new plan to shareholders.

This summary of certain features of the Executive Bonus Plan is qualified in its entirety by reference to the full text of the Executive Bonus Plan, which is set forth in Appendix A.

General

The purpose of the Executive Bonus Plan is to further the growth and financial success of the Company by offering performance incentives to designated executives who have significant responsibility for such success. The Executive Bonus Plan will be administered by the Compensation Committee or other committee designated by the Board (the “Committee”), subject to the Committee’s right to delegate to the Chief Executive Officer and others responsibility for administration of the Executive Bonus Plan as it relates to participants other than the Chief Executive Officer. Persons eligible to participate in the Executive Bonus Plan are the executive officers and other executives of the Company, its operating units, or its affiliates who are in management positions designated as eligible for participation by the Committee or its designee. The Executive Bonus Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

The Executive Bonus Plan may be amended, suspended or terminated by the Committee at any time, subject to ratification by the Board and to the consent of each participant whose rights with respect to an award that has been determined and approved would be adversely affected. Unless terminated, the Executive Bonus Plan will remain in effect until awards thereunder are paid for the Company’s fiscal year ending in 2015.

Awards Under the Executive Bonus Plan

Prior to, or as soon as practical after, the commencement of each fiscal year, the Committee will establish plan rules for that year with respect to the following matters: (a) employees who are eligible to participate; (b) performance targets and the measurement criteria for determining the level of achievement of the performance targets; (c) the dollar amount or the percentage of a participant’s base salary which may be paid as an incentive award at specified levels of achievement of the performance targets; (d) the form of payment of an incentive award; and (e) the times and conditions subject to which any incentive award may become payable. Performance criteria for the Chief Executive Officer will include one or more of the following: earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), pre-tax earnings, return on capital employed, cash flow, cash flow return, operating income, inventory turnover ratio, cost reductions, leverage ratios, gross margin, product introduction, sales, net income, earnings per share, return on equity, return on assets (or net assets), investments, pre-tax profit, after-tax profit, market value of the Company’s stock, total shareholder return, utilize the above economic profit, capitalized economic profit, and strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals related to acquisitions and divestitures. The Committee may establish other performance criteria for participants other than the Chief Executive Officer or it may establish other criteria. The maximum incentive award payable to a participant in any year will be $3.0 million.

After the end of each fiscal year, the Committee will certify the extent to which the performance criteria have been achieved for that year. In measuring performance, the Committee may adjust the Company’s financial results to exclude the effect of unusual charges or income items which distort year-to-year comparisons of results and other events, including acquisitions or dispositions of businesses or assets, recapitalizations, reorganizations, or reductions in force. With respect to the Chief Executive Officer and other participants designated by the Committee, the Committee shall exclude such items whose exclusion has the effect of increasing achievement of performance criteria if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual events or items. The Committee will also make adjustments to eliminate the effect of unanticipated changes in the tax or accounting rules and regulations.

Incentive awards shall be approved by the Committee, subject to ratification by the Board when required under the Plan or elected by the Committee, based on the Plan rules then in effect and the achievement of performance criteria as certified by the Committee. The Committee may in its discretion grant awards to deserving participants, except the Chief Executive Officer, notwithstanding levels of achievement of performance criteria.

Awards will generally be made in lump sum cash payments or in such other form as the Committee may specify at the beginning of the year. Payment will be made as soon as practicable after determination of awards.

A partial incentive award may be authorized by the Committee for a participant who is terminated without cause or who retires, dies, or becomes permanently and totally disabled. Otherwise, no award will be paid to a participant who is not an active employee of the Company, an operating unit, or an affiliate at the end of the fiscal year to which the award relates. In general and unless with respect to some or all participants, the Committee has established a different rule, upon the occurrence of a Change in Control (as defined in the Executive Bonus Plan), the participant’s incentive award for that year will be deemed to have been fully earned for the year, with deemed performance at the target level; will be prorated for the portion of the year that has elapsed; and will be paid within thirty days after the effective date of the Change in Control.

Federal Tax Consequences

An award under the Executive Bonus Plan will constitute taxable ordinary income to the participant to the extent it is paid in cash. Generally, the Company will be entitled to a corresponding deduction.

Section 162(m) of the Internal Revenue Code limits to $1 million the amount of compensation that may be deducted in any tax year with respect to a named executive officer (generally, the executive officers who would be listed for a fiscal year in the Summary Compensation Table appearing on page 22 hereof), with an exception for certain performance-based compensation. The Executive Bonus Plan is designed, and is to be administered, to qualify payments to the Chief Executive Officer and other participants designated by the Committee for that performance-based exception, so that such payments are deductible by the Company.

2010 Awards

For fiscal year 2010, each Named Executive Officer has been granted an opportunity to receive a cash incentive award under the Executive Bonus Plan. Because the performance periods have not yet been completed, the amount of annual incentive compensation to be paid in the future to the Company’s current or future Named Executive Officers cannot be determined at this time. Actual amounts will depend on actual performance measured against the attainment of the pre-established performance goals.

The Named Executive Officers earned annual cash incentives for 2009 under the Company’s former Executive Bonus Plan, approved by the shareholders in 2005, as set forth in the Summary Compensation Table and described in the Board Report on Executive Compensation.

Vote Required for Approval of the Executive Bonus Plan

The presence, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Class A Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Assuming the presence of a quorum, the Executive Bonus Plan will be approved if a majority of the outstanding shares of Class A Common Stock are voted in favor of approval. In the event the Executive Bonus Plan is not approved by the Company’s shareholders, the Board will take such action with respect to incentive awards as it considers to be in the best interests of the Company, consistent with the compensation policies set forth in the Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE BONUS PLAN, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY OR ABSTAINS FROM VOTING ON THIS PROPOSAL.

EQUITY COMPENSATION PLANS

The following table sets forth aggregate information as of December 31, 2009 about the Company’s compensation plans under which our equity securities are authorized for issuance.

	Number of Securities to		Number of Securities
	be Issued Upon	Weighted-Average	Remaining Available for
	Exercise of Outstanding	Exercise Price of	Future Issuance Under
	Options, Warrants and	Outstanding Options,	Equity Compensation
Plan Category	Rights	Warrants and Rights	Plans

Equity Compensation Plans Approved by Shareholders	2,164,446	$19.64	5,685,554
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below are the names and ages of all executive officers of the Company as of February 24, 2010. All positions and offices with the Company held by each such person are also indicated. Officers are elected annually for one-year terms or until their successors are elected and qualified. All executive officers are United States citizens.

Position with the Company and Principal Occupation During
Name (Age)	the Past Five Years

R. Charles Loudermilk, Sr.(82)	Chairman of the Board of Directors. *
Robert C. Loudermilk, Jr.(50)	President and Chief Executive Officer.*
Gilbert L. Danielson(63)	Executive Vice President and Chief Financial Officer.*
William K. Butler, Jr.(57)	Chief Operating Officer.*
James L. Cates(59)	Senior Group Vice President and Corporate Secretary since 2002.
Elizabeth L. Gibbs(48)	Ms. Gibbs has served as Vice President, General Counsel since 2006. Prior to then she was employed since 2005 with Home Depot, Inc. as Corporate Counsel and from 2000 until 2005, as Vice President, General Counsel and Secretary for The Athlete’s Foot Stores, LLC.
B. Lee Landers(50)	Vice President, Chief Information Officer since 1999.
Robert P. Sinclair, Jr.(48)	Vice President, Corporate Controller since 1999.
Mitchell S. Paull(51)	Mr. Paull has been Senior Vice President since 2001 and in 2005 was appointed to Senior Vice President, Merchandising and Logistics, Aaron’s Sales & Lease Ownership Division.
K. Todd Evans(46)	Vice President, Franchising since 2001.

*	For additional information concerning these individuals, see ELECTION OF DIRECTORS above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the Company’s compensation objectives and policies as applied to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers during 2009. We refer to these five persons throughout this section and this Proxy Statement as the “Named Executive Officers.” The following discussion and analysis is intended to provide a framework within which to understand the actual compensation awarded to or earned by each Named Executive Officer during 2009, as reported in the compensation tables and accompanying narrative sections appearing on pages 22 to 27 of this Proxy Statement.

Administration

The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant human resources matters. The Committee operates pursuant to a written charter adopted by the Board. None of the members of the Compensation Committee has been an officer or employee of the Company, and the Board has considered and determined that all of the members are independent as “independent” is defined under New York Stock Exchange Rules and otherwise meet the criteria set forth in the Committee’s Charter.

Generally, the Compensation Committee reviews and discusses the recommendations of the Chairman and the Chief Executive Officer regarding the compensation of the Named Executive Officers of the Company, evaluates the performance of the Named Executive Officers and, based upon the Chairman’s and Chief Executive Officer’s recommendations and such evaluation, recommends their compensation to the independent members of the Board for determination. The Chairman makes recommendations to the Compensation Committee regarding compensation for all of the Named Executive Officers, other than for himself. The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for all of the Named Executive Officers, other than for the Chairman and himself. For executive officers other than the Named Executive Officers, the Chairman and the Chief Executive Officer generally determine compensation levels, in most cases upon the recommendation of supervising executives. In addition, the Compensation Committee approves all equity awards, including for the Named Executive Officers and other officers, considering the recommendations of senior management. In certain circumstances where recommending compensation decisions to the Board would impair tax deductibility of executive compensation, the Compensation Committee makes final decisions on Named Executive Officer compensation.

Although management and any other invitees at Compensation Committee meetings may participate in discussions and provide information that the Compensation Committee considers (except for discussions with respect to any invitee’s own compensation, in which an executive does not participate), invitees do not participate in voting and decision-making.

With respect to the Chief Executive Officer’s compensation, for fiscal year 2009 the Compensation Committee of the Company’s Board of Directors made a recommendation to the independent members of the Company’s Board of Directors, except with respect to those elements of the Chief Executive Officer’s compensation that the Committee is required to determine itself in order to preserve the deductibility of compensation under Section 162(m) of the Code. The independent members of the Company’s Board of Directors then set the amount of the Chief Executive Officer’s compensation, other than the elements set by the Committee, as described in the prior sentence.

In establishing recommendations for, or determining, the compensation of the Named Executive Officers, the Compensation Committee considers not only the recommendations of the Chairman and the Chief Executive Officer, but also objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the Company, enhancement of shareholder value and other matters relevant to the short-term and the long-term success of the Company.

Executive Compensation

Philosophy

The Company seeks to provide an executive compensation package that is driven by our overall financial performance, increase in shareholder value, and performance of the individual executive. The main principles of this strategy include the following:

•	pay competitively within our industry (and outside based on comparable size) to attract, motivate and retain key employees, and pay for performance;

•	closely align our executives’ interests with those of our shareholders; and

•	design compensation programs with a balance between short-term and long-term objectives.

Objectives of Executive Compensation

The primary objectives and priorities of our executive compensation program are to:

•	attract, motivate and retain quality executive leadership;

•	align executives’ incentive goals with the interests of our shareholders;

•	enhance the individual executive’s performance;

•	improve our overall performance; and

•	support achievement of our business plans and long-term goals.

Elements of Compensation

The three primary components of the executive compensation program are:

•	base salary;

•	annual performance-based cash bonus; and

•	long-term equity incentive awards.

The executive compensation program also provides certain benefits and perquisites to the Named Executive Officers.

These elements are designed to be competitive with comparable employers and to achieve the objectives of our executive compensation program, consistent with the program’s philosophy. Although the Compensation Committee does not set overall compensation targets and then allocate among the elements, it does review total compensation when making decisions on each element of compensation to ensure that the total compensation for each Named Executive Officer is justified and appropriate in the best interests of the Company’s shareholders.

Recommendations for, or determinations of, the amount of each element of compensation for the Named Executive Officers are determined by the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; performance of their general management responsibilities; value of their unique skills and capabilities to support the Company’s long-term performance; and contribution as a member of the executive management team.

The following is a summary of the Compensation Committee’s actions during 2009 with respect to annual base salary, annual performance-based cash bonus awards, and long-term equity incentive compensation awards.

Annual Base Salary

The Company strives to provide its senior executives with a level of assured cash compensation in the form of annual base salary that is competitive with companies in the retail and similar industries and companies that are comparable in size and performance. However, in doing so, the Company does not “benchmark” against other companies and does not consult surveys of publicly available salary information. The Compensation Committee is generally aware of publicly available information regarding the salaries of senior management employees of similar size companies and applies this knowledge in establishing base salaries. The publicly available salary information the Compensation Committee considers does not originate from any discrete peer group. The Committee does however routinely review compensation information of the Company’s publicly-traded competitor, Rent-a-Center, Inc.

The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. With respect to the Named Executive Officers, the Compensation Committee also considers the Chairman’s and the Chief Executive Officer’s recommendations and assessment of each officer’s performance, his tenure and experience in his respective position, and internal comparability considerations.

With regard to the annual review of base salaries for the Named Executive Officers, the Compensation Committee has historically considered a number of financial and non-financial factors in reviewing past individual performance, some of which are not applicable to all of the Named Executive Officers due to their respective roles within the Company. The financial factors considered in 2009 include the individual’s contribution to the increase in the Company’s revenues, same store growth, pre-tax earnings, return on assets, store count and general economic inflation. The non-financial factors considered by the Compensation Committee in 2009 include duties and responsibilities of the executive’s position, ability to effectively perform and/or exceed expectations with respect to duties and responsibilities that accompany such position, tenure in the role, number of new store openings and number of new franchise area development agreements executed.

While the Compensation Committee considers a number of financial and non-financial factors in its annual review of base salaries for the Company’s Named Executive Officers, these factors are not assigned a specific weight or numeric value when considered. Nor are specific performance targets or objectives generally established in connection with the factors reviewed. Rather, the Compensation Committee considers all of the factors as a whole and makes a subjective assessment of the impact the Named Executive Officers make on the Company’s business generally. The assessment of these factors does not typically distinguish between the Named Executive Officers, except that with respect to Mr. Evans, who is responsible for the Company’s franchise operations, the number of new franchise store openings and franchise area development agreements entered into is given relatively more weight than other non-financial factors.

Additionally, the Compensation Committee reviews salary levels historically established for the Named Executive Officers, taking into consideration salary increases awarded in prior years, and years in which no salary increases were awarded. Under this approach by the Compensation Committee, as illustrated in the Summary Compensation Table appearing below under REMUNERATION OF EXECUTIVE OFFICERS, the salary increases awarded to the Named Executive Officers have generally been consistent over the past three years, other than with respect to Mr. Loudermilk, Jr.’s increase for 2008, which reflected his promotion to Chief Executive Officer, and Mr. Loudermilk, Sr.’s increase for 2007, which reflected a shift in the mix of his compensation between salary and annual cash incentive, and also reflected that his salary had remained the same for more than ten years preceding the increase; and Mr. Loudermilk, Sr.’s decrease for 2009, which reflected his transition as Chief Executive Officer duties to Mr. Loudermilk, Jr.

The base salary for Mr. Loudermilk, Jr. was increased in the beginning of 2009, from $465,625 to $600,000, in conjunction with increases for all of the Named Executive Officers except for Mr. Loudermilk, Sr., whose annual salary was decreased from $800,000 to $500,000. For 2009, Messrs. Danielson and Butler each received a $100,000 increase in base salary and Mr. Evans’ base salary was increased $10,000.

Annual Cash Bonuses

Annual cash incentive bonuses provide a direct link between executive compensation and our annual performance. Unlike base salaries, annual incentive bonuses are at risk based on how well Aaron’s and its executive officers perform. Bonuses in recent years have been paid pursuant to the Company’s former Executive Bonus Plan, approved by the shareholders in 2005. As the former plan has now expired, shareholders are being asked to approve a new Executive Bonus Plan, substantially similar to the prior one, at the upcoming Annual

Meeting. For further information on the old and new Executive Bonus Plans, see the discussion of the plan under REMUNERATION OF EXECUTIVE OFFICERS and also APPROVAL OF THE AARON’S, INC. EXECUTIVE BONUS PLAN.

Under both plans, the Compensation Committee or its designee certifies the extent to which the performance targets and measurement criteria previously established for a particular plan year have been achieved based on financial information provided by the Company. The Compensation Committee may, in determining whether performance targets have been met, adjust the Company’s financial results to exclude the effect of unusual charges or income items or other events that distort results for the year. However, for purposes of determining the incentive awards of the Chief Executive Officer, the Compensation Committee can exclude unusual items whose exclusion has the effect of increasing the extent to which the Chief Executive Officer meets performance measurement criteria only if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual events or items. In addition, the Compensation Committee adjusts its calculations to exclude the unanticipated effect on financial results of changes in the Internal Revenue Code or other tax laws or regulations. The Compensation Committee may, in its discretion, decrease the amount of a participant’s incentive award based upon such factors as it may determine.

In the event that the Company’s or an operating unit’s performance is below the anticipated performance thresholds for the plan year and the incentive awards are below expectations or not earned at all, the Compensation Committee may in its discretion grant incentive awards or increase the otherwise earned incentive awards to deserving participants, except for the Chief Executive Officer.

Annual cash bonuses for the Named Executive Officers in 2009, paid in the first quarter of 2010, were based on specific performance criteria established by the Compensation Committee for 2009 under the former Executive Bonus Plan. Annual performance-based cash bonuses for 2009 were awarded to: (i) Mr. Loudermilk, Sr. in an amount that is equal to 0.5% of the Company’s pre-tax earnings for 2009, and (ii) to each of Messrs. Loudermilk, Jr, Danielson and Butler, in an amount that is equal to 0.2% of the Company’s pre-tax earnings for 2009. As discussed under REMUNERATION OF EXECUTIVE OFFICERS, bonuses under the plan are awarded at the specified percentages to the extent that Company or divisional pre-tax earnings exceed the prior year’s by any amount; conversely, no bonus is payable if pre-tax earnings do not exceed the prior year’s by any amount.

Mr. Evans’ 2009 performance-based cash bonus was approved by the Compensation Committee based on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations. The 2009 quarterly franchise pre-tax profit objectives applicable to Mr. Evans’ 2009 performance-based cash bonus were $7,750,000, $8,100,000, $8,416,210 and $8,666,210, respectively. Under this component of Mr. Evans’ 2009 performance-based cash bonus, Mr. Evans was entitled to receive nine-tenths of one percent (0.9%) of quarterly franchise pre-tax profits if they exceed the foregoing objectives, in an amount not to exceed $62,500 per quarter.

Long-Term Equity Incentive Awards

The Compensation Committee has designed the Company’s equity incentive awards to serve as the primary vehicle for providing long-term incentives to the senior executives and key employees. The Company’s equity incentive awards serve as a key retention tool. These considerations are paramount in the Compensation Committee’s determination of the type of award to grant.

Equity incentive awards have been granted under the Company’s Amended and Restated 2001 Stock Award Plan, which is a broad-based plan covering senior executives and other personnel that was approved by the shareholders at the 2009 annual meeting. The 2001 Stock Award Plan permits the Company to grant stock options, restricted stock and other forms of equity-based compensation. Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term. Historically, Aaron’s has primarily granted stock options that “cliff” vest after three years of service from the date of grant. However, the Company has also granted restricted stock with performance-based vesting conditions.

The Compensation Committee generally intends that outstanding equity awards will not, in the aggregate, exceed a certain percentage of the overall outstanding common shares, although this percentage is a guideline subject to change depending upon extant circumstances. The Compensation Committee also considers the amount of stock incentive accounting expense it deems advisable, upon consultation with management, for the Company to incur when new awards are being contemplated. Based upon the limits set by the antidilution guidelines and stock incentive accounting expense considerations, the Compensation Committee approves an overall pool of equity awards available for it to award to senior executives and key employees in a given year.

Although the Compensation Committee may take the Company’s financial performance into consideration generally when determining the overall size of the pool of equity awards available for it to award to eligible participants in a given year, it generally does not take performance criteria into account when determining the size of a particular recipient’s incentive grant, or use formulas to determine the value of equity awards to grant to individual recipients. The performance aspect of the Company’s long-term equity awards is not related to the initial determination of individual grant sizes, but rather to the incentive such awards give recipients to improve the Company’s performance, which should consequently increase the price of the Company’s capital stock and the value of the stock awards, thus benefiting Company shareholders and equity award recipients alike.

Recipients are largely identified based on their level within the Company, although not all eligible employee levels participate in all grants. The pool of incentives is distributed to eligible participants using historical award levels, with those employees at the same level generally receiving the same award amount. If award amounts are adjusted, they are generally adjusted so as to keep similar proportional differences between employee levels.

Modification of Performance-Based Restricted Stock Vesting Conditions.  On November 7, 2006, the Compensation Committee approved certain performance-based restricted stock grants, including to the executive officers of the Company. The original terms of the awards provided that half of the shares would vest on February 28, 2010 upon the achievement of a specified average annual pre-tax profit margin for the Aaron’s Sales & Lease Ownership division over the three-year period ended December 31, 2009, and the other half would vest on such date upon the achievement of a 15% average annual revenue growth rate for the division over the same three-year period.

Starting in late 2007 (approximately one year into the three-year measurement period for the November 2006 restricted stock awards) the Company changed its strategy to more effectively manage existing and new stores and improve overall operating and profit performance. This change was partially accomplished by slowing the Company’s pace of new store openings, in addition to accelerating the consolidation and/or disposition of underperforming stores. The decision to slow store growth, while succeeding in helping to improve profitability, inevitably slowed revenue growth as well. Consequently, as the 2010 vesting date neared, although it appeared that the pre-tax profit margin objective would be exceeded, it was anticipated that the average annual revenue growth rate objective would not be met.

On December 18, 2009, the Compensation Committee amended the revenue growth vesting condition to reduce the target growth rate, but also to extend the measurement period by an additional year. Specifically, as amended, the 50% portion of the awards contingent upon achieving specified revenue growth will vest on February 28, 2011 if the average annual revenue growth rate for the Aaron’s Sales & Lease Ownership division over the four-year period ended December 31, 2010 exceeds 10%. In approving the amendment, the Committee observed that the actual revenue growth rate achieved was commendable, not only in view of the strategic decision to slow store growth, but also considering the negative economic conditions that have prevailed in recent years.

The amendment modified only the portion of the November 2006 restricted stock grants that related to the revenue growth objective and in no way modified the portion of the grants that related to the pre-tax profit margin objective. The portion of the grants that depended upon achievement of the pre-tax profit margin objective continued unmodified, and vested in full on February 28, 2010 upon satisfaction of the pre-tax profit margin objective established under the original terms of the awards.

Allocation of Direct Compensation

The Named Executive Officers have a greater portion of their total direct compensation “at risk’’— that is, contingent on Company performance — than do other employees. During 2009, direct cash compensation for the Named Executive Officers ranged from 35% to 63% of total cash compensation, with the balance being individual performance-based annual bonus based on the Company’s pre-tax earnings.

Benefits

The Company provides a full range of benefits to its Named Executive Officers, including the standard medical, dental and disability coverage available to employees generally. In addition, the Company pays a portion of the premiums on three split dollar life insurance policies on the life of our Chairman, Mr. Loudermilk, Sr., and reimburses Mr. Loudermilk, Sr. for the resulting income tax liability. The insurance premiums and tax gross-ups paid in 2009 on behalf of our Chairman with respect to these life insurance policies, and two predecessor policies, were $66,325. See RELATED PARTY TRANSACTIONS on page 28 of this Proxy Statement for more information regarding these insurance policies.

The Company also sponsors a 401(k) Retirement Savings Plan for all full-time employees with at least one year of service with the Company and who meet certain eligibility requirements. The 401(k) Plan allows employees to contribute up to 10% of their annual compensation with 50% matching by the Company on the first 4% of compensation. The executive officers may participate in the 401(k) Plan on the same terms as all employees generally. The Company paid matching 401(k) Plan contributions in various amounts ranging from $1,514 to $1,650 for the Named Executive Officers in 2009.

On June 8, 2009, the Compensation Committee approved the establishment of a nonqualified deferred compensation plan. Under the plan, non-employee directors of the Company and, as determined by the Compensation Committee, a select group of management or highly compensated employees are entitled to elect to defer certain portions of their compensation on a pre-tax basis. Eligible non-employee directors are able to defer up to 100% of both their cash and stock director fees, and eligible employees are able to defer up to 75% of their base pay and up to 100% of their bonus compensation. In addition, the Company may make restoration matching contributions on behalf of eligible employees to make up for certain limitations on the amount of matching contributions an employee can receive under the Company’s 401(k) plan. The Company paid matching contributions in various amounts ranging from $825 to $3,475 for the Named Executive Officers in 2009.

The obligations of the Company under the Plan are unsecured general obligations to pay in the future the balance of the book entry deferred compensation accounts. The value of deferred compensation accounts is determined based upon the performance of designated measurement funds selected by the participants, although the contributions are not actually invested in such funds. The Company has established a grantor trust, known as a “rabbi trust,” to allow it to accumulate assets to help fund payment of the plan obligations. Distributions generally will be made in cash. However, distributions representing stock fees deferred by non-employee directors will be paid in non-voting shares of the Company’s common stock.

Perquisites

Perquisites and other benefits represent a small part of our overall compensation package. The Company provides a limited number of perquisites to its Named Executive Officers in an effort to remain competitive with similarly situated companies. These include personal use of corporate aircraft and payment of club dues and car expense.

Corporate Aircraft Use.  The Named Executive Officers use the Company’s aircraft from time to time for non-business use. Incremental variable operating costs associated with such personal use is paid by the Company. The amount of income attributed to the Named Executive Officers for income tax purposes from personal aircraft use is determined by the SIFL method (Standard Industry Fare Level), and the executives are responsible for paying the tax on this income.

Club Dues.  The Company reimburses three of the Named Executive Officers’ monthly club dues.

Car Use.  The Company provides an automobile for the use of Mr. Loudermilk, Sr.

We review annually the perquisites and other personal benefits that we provide to senior management.

Compensation Deductibility

An income tax deduction under federal law will generally be available for annual compensation in excess of $1 million paid to the Named Executive Officers only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Compensation Committee and the Board considers deductibility issues when approving executive compensation, other compensation objectives, such as attracting, motivating and retaining qualified executives, are important and may supersede the goal of maintaining deductibility. Consequently, compensation decisions may be made without regard to deductibility when it is in the best interests of the Company and its shareholders to do so. The submission for shareholder approval of the 2010 Executive Bonus Plan at this year’s Annual Meeting is being partly undertaken for purposes of maintaining deductibility of executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, www.aaronsincs.com. The Committee is composed of two “independent” members of the Board as defined under the listing standards of the New York Stock Exchange and under the Charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.

In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Annual Report on Form 10-K.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Leo Benatar, Chairman
Ray M. Robinson

REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table provides certain summary information for the last fiscal year of the Company concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers of the Company.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation	Compensation(2)	Total

R. Charles Loudermilk, Sr.	2009	$500,000	—	$-0-	$-0-	$926,860	$285,204	$1,712,064
Chairman of the Board	2008	800,000	—	-0-	274,529	1,034,545	76,244	2,185,318
(Former Chief Executive Officer)	2007	800,000	—	-0-	290,423	942,938	144,384	2,177,745
Robert C. Loudermilk, Jr.	2009	600,000	—	-0-	-0-	353,651	85,032	1,038,683
President and Chief	2008	465,625	—	-0-	549,058	146,889	20,322	1,181,894
Executive Officer	2007	400,000	—	-0-	290,423	128,805	20,796	840,024
Gilbert L. Danielson	2009	525,000	—	-0-	-0-	353,651	11,417	890,068
Executive Vice President and	2008	425,000	—	-0-	549,058	146,889	7,710	1,128,657
Chief Financial Officer	2007	400,000	—	-0-	290,423	129,383	8,351	828,157
William K. Butler, Jr.	2009	600,000	—	-0-	-0-	353,651	5,140	958,791
Chief Operating Officer	2008	500,000	—	-0-	549,058	309,339	1,305	1,359,702
	2007	475,000	—	-0-	290,423	246,048	9,706	1,021,177
K. Todd Evans	2009	220,000	—	-0-	-0-	230,000	2,415	452,415
Vice President, Franchising	2008	210,000	—	-0-	82,359	210,000	1,305	503,664
	2007	200,000	—	-0-	87,127	190,000	1,731	478,858

(1)	Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. For option awards granted in 2008 and 2007 the grant date fair value was $21.16 and $21.14, respectively. The Company did not grant stock awards during 2009, 2008 or 2007. The Company did not grant option awards in 2009 as noted in the Grants of Plan Based Awards in 2009 table below.

(2)	See the All Other Compensation table below for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for 2009.

			Company
		Insurance	Contributions to
		Premiums	Retirement and
Name of Executive	Year	(1)	401(k) Plans(2)	Other(3)	Total

R. Charles Loudermilk, Sr.	2009	$66,325	$1,521	$217,358	$285,204
Robert C. Loudermilk, Jr.	2009	0	4,900	80,132	85,032
Gilbert L. Danielson	2009	0	4,900	6,517	11,417
William K. Butler, Jr.	2009	0	4,900	240	5,140
K. Todd Evans	2009	0	2,415	0	2,415

(1)	Represents a portion of the premiums paid, and reimbursement of the executive’s resulting income tax liability with respect to the split dollar life insurance policies described in RELATED PARTY TRANSACTIONS below.

(2)	Represents the total matching contributions made by the Company to the executive’s accounts in the Company’s 401(k) and non-qualified deferred compensation plans.

(3)	This column reports the total amount of other benefits provided, none of which individually exceed the greater of $25,000 or 10% of the total amount of these benefits for the named executive except for expenses associated with the incremental cost associated with the non-business use of corporate aircraft by R. Charles Loudermilk Sr. in the amount of $202,018 and Robert C. Loudermilk, Jr. in the amount of $70,961. The incremental cost to the Company of the non-business use of Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours the Company aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for non-business use to derive the incremental cost. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips, are excluded. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip. The amount of income attributed to the Named Executive Officers for income tax purposes from personal aircraft use is determined by the SIFL method (Standard Industry Fare Level), and the executives are responsible for paying the tax on this income. This column also includes car and club membership expense.

Grants of Plan-Based Awards in 2009

The following table provides information about equity awards granted to the Named Executive Officers in 2009.

				All Other Option
		Payouts Under		Awards		Grant Date
		Non-Equity	All Other Stock	Number of Securities	Exercise or Base	Fair Value of
		Incentive Plan	Awards: Number of	Underlying	Price of Option	Stock and Option
Name of Executive	Grant Date(1)	Awards	Shares of Stock	Options	Awards	Awards

R. Charles Loudermilk, Sr.	N/A	$926,860	-0-	-0-	N/A	N/A
Robert C. Loudermilk, Jr.	N/A	353,651	-0-	-0-	N/A	N/A
Gilbert L. Danielson	N/A	353,651	-0-	-0-	N/A	N/A
William K. Butler, Jr.	N/A	353,651	-0-	-0-	N/A	N/A
K. Todd Evans	N/A	230,000	-0-	-0-	N/A	N/A

(1)	As discussed under above under the heading “Annual Cash Bonuses,” awards are payable under the Executive Bonus Plan based on a percentage of the Company’s pre-tax earnings. There are no minimum, threshold or maximum amounts established with respect to such awards, except the plan does contain a maximum of $2.5 million that can be paid to any individual in any year. Amounts in this column are the actual amounts paid in the first quarter of 2010 for 2009.

Employment Agreements with Named Executive Officers

Messrs. Loudermilk, Sr., Loudermilk, Jr., Danielson, Butler and Evans have each entered into employment agreements with the Company. The agreements provide that each executive’s employment with the Company will continue until terminated by either party for any reason upon 60 days notice, or by either party for just cause at any time. Each such executive has agreed not to compete with the Company or to solicit the customers or employees of the Company for a period of one year after the termination of his employment.

Executive Bonus Plan

The Company’s Executive Bonus Plan is an annual performance-based cash incentive plan. The award opportunities approved by the Compensation Committee for fiscal 2009 provided for the payment to the Named Executive Officers of cash incentives equal to specified percentages of the pre-tax earnings of the Company for its 2009 fiscal year, provided that 2009 pre-tax earnings exceed those of 2008 except for Mr. Evans, whose bonus depended on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations and on new franchised store openings. The maximum percentage of pre-tax earnings that could be awarded was 0.5%, which relates to Mr. Loudermilk, Sr.

The Company’s prior Executive Bonus Plan, which was approved by the shareholders in 2005, has expired, thus necessitating the submission of a new Executive Bonus Plan for approval by the shareholders at the Annual Meeting as set forth above under APPROVAL OF THE AARON’S, INC. EXECUTIVE BONUS PLAN beginning on page 12 of this Proxy Statement.

2001 Stock Option and Incentive Award Plan

The Company’s shareholder-approved 2001 Stock Award Plan is a flexible plan that provides the Compensation Committee broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including: (i) non-qualified stock options and incentive stock options, (ii) performance shares, and (iii) restricted stock awards.

In December 2009, the Compensation Committee amended certain performance-based vesting criteria with respect to restricted stock grants originally awarded in 2006. For further information, see the discussion of “Modification of Performance-Based Restricted Stock Vesting Conditions” in COMPENSATION DISCUSSION AND ANALYSIS beginning on page 15 of this Proxy Statement.

Salary and Incentives

For a discussion of the Company’s views on the appropriate relationship between the amount of an executive’s base salary and incentive awards, please see COMPENSATION DISCUSSION AND ANALYSIS beginning on page 15 of this Proxy Statement.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by the Named Executive Officers, including both unexercised and unvested awards. The market value of the stock awards is based upon the closing market price for the Company’s Common Stock as of December 31, 2009, which was $27.71.

	Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Number of	Market Value
		Underlying	Underlying				Shares of	of Shares of
		Unexercised	Unexercised	Option	Option		Stock That	Stock That
	Option	Options	Options	Exercise	Expiration	Stock Award	Have Not	Have Not
Name of Executive	Grant Date(1)	Exercisable	Un-exercisable	Price	Date	Grant Date(2)	Vested	Vested

R. Charles Loudermilk, Sr.	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	22,500	—	18.7667	05/13/2014
	07/30/2004	16,500	—	21.4133	07/30/2014
	11/01/2004	9,450	—	21.4400	11/01/2014	11/07/2006	10,000	$277,100
	11/13/2007		25,000	21.1400	11/13/2017
	10/16/2008		25,000	21.1600	10/16/2018
Robert C. Loudermilk, Jr.	01/23/2003	22,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	22,500	—	18.7667	05/13/2014
	07/30/2004	16,500	—	21.4133	07/30/2014
	11/01/2004	9,450	—	21.4400	11/01/2014	11/07/2006	10,000	277,100
	11/13/2007		25,000	21.1400	11/13/2017
	10/16/2008		50,000	21.1600	10/16/2018
Gilbert L. Danielson	01/23/2003	22,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	22,500	—	18.7667	05/13/2014
	07/30/2004	16,500	—	21.4133	07/30/2014
	11/01/2004	9,450	—	21.4400	11/01/2014	11/07/2006	10,000	277,100
	11/13/2007		25,000	21.1400	11/13/2017
	10/16/2008		50,000	21.1600	10/16/2018
William K. Butler, Jr.	05/13/2004	45,000	—	18.7667	05/13/2014
	07/30/2004	33,000	—	21.4133	07/30/2014
	11/01/2004	18,900	—	21.4400	11/01/2014	11/07/2006	10,000	277,100
	11/13/2007		25,000	21.1400	11/13/2017
	10/16/2008		50,000	21.1600	10/16/2018
K. Todd Evans	09/17/2003	6,000	—	15.3467	09/17/2013
	11/15/2004	2,520	—	22.2100	11/15/2014
	05/16/2005	1,600	—	22.4700	5/16/2015
	08/15/2005	1,920	—	24.9400	8/15/2015	11/07/2006	2,000	55,420
	11/13/2007		7,500	21.1400	11/13/2017
	10/16/2008		7,500	21.1600	10/16/2018

(1)	Vesting for each listed stock option grant occurs three years following each listed grant date, except for grants that occurred on October 16, 2008 which vest one third of the total shares granted on October 16, 2011, for one third on October 16, 2012 and for one third on October 16, 2013.

(2)	On December 18, 2009, the Compensation Committee of the Board of Directors approved an amendment to certain restricted stock awards made on November 7, 2006. The amendment provides for (i) one half of the awards to vest or be forfeited as of February 28, 2010 based upon the attainment of the pre-tax profit margin objective and (ii) for a one year extension to February 28, 2011 for the vesting for the remaining portion of the awards.

Option Exercises and Stock Vested in 2009

The following table provides information, for the Named Executive Officers on (1) stock option exercises during 2009, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting

R. Charles Loudermilk, Sr.	146,250	$2,610,402	0	$0
Robert C. Loudermilk, Jr.	67,500	1,231,337	0	0
Gilbert L. Danielson	183,800	4,538,691	0	0
William K. Butler, Jr.	95,000	1,731,806	0	0
K. Todd Evans	0	0	0	0

Non-Qualified Deferred Compensation

The following table provides information, for the Named Executive Officers, on compensation deferred by the Named Executive Officers pursuant to the Aaron’s, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which is an unfunded, nonqualified deferred compensation plan for a select group of management, highly compensated employees and non-employee directors.

	Executive	Registrant	Registrant		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals /	Last Fiscal
Name of Executive	Fiscal Year	Fiscal Year(2)	Fiscal Year	Distributions	Year End

R. Charles Loudermilk, Sr.(1)	$0	$0	$0	0	$0
Robert C. Loudermilk, Jr.	31,455	3,375	2,706	0	37,536
Gilbert L. Danielson	26,933	3,386	1,409	0	31,728
William K. Butler, Jr.	91,355	3,475	5,986	0	100,816
K. Todd Evans	9,375	825	639	0	10,839

(1)	Mr. Loudermilk, Sr. does not participate in the Deferred Compensation Plan.

(2)	All amounts listed as contributions by the Company are also included in the Summary Compensation Table and All Other Compensation Table above.

The Company adopted the Deferred Compensation Plan effective July 1, 2009. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base compensation and up to 100% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of both their cash and stock director fees, whether payable in cash or Company stock. In addition, the Company may elect to make restoration matching contributions on behalf of eligible employees to make up for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.

Compensation deferred under the Deferred Compensation Plan is credited to each participant’s deferral account and a deferred compensation liability is recorded in accounts payable and accrued expenses in the Company’s consolidated balance sheets. The Company has established a Rabbi Trust to fund obligations under the Deferred Compensation Plan with Company-owned life insurance contracts. The cash surrender value of these policies totaled $772,000 as of December 31, 2009. No benefits have been paid as of December 31, 2009.

Potential Payments Upon Termination or Change in Control

The employment agreements between the Company and each of the Named Executive Officers do not provide for any payments to be made to any of those officers in the event of termination of employment with the Company or a change in control of the Company, nor are there any other written or oral agreements between the Company and the Named Executive Officers that provide for severance payments. In addition, we have not entered into any change in control agreements with any of our Named Executive Officers. However, under the terms of our Executive Bonus Plan and of awards granted under our 2001 Stock Option Plan vesting is accelerated with respect to outstanding equity awards, and non-equity incentive plan awards are granted, in certain instances upon termination of employment of the Named Executive Officer or in the event of a change in control as described below.

Termination — Accelerated Vesting of Equity Incentive Plan Awards.  Under the terms of the 2001 Stock Option and Incentive Award Plan and the related award agreements executed between the Company and each of the Named Executive Officers, all outstanding unvested shares of restricted stock immediately vest in the event of termination of employment due to death. In the event of termination for any other reason, all unvested shares of restricted stock are forfeited. Assuming termination of employment occurred due to death, and that termination of employment of each Named Executive Officer occurred on December 31, 2009, the unvested shares of restricted stock of each of the Named Executive Officers would vest immediately and have the market values set forth in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table above on page 27 of this Proxy Statement.

With respect to outstanding unvested stock options under the 2001 Stock Option and Incentive Award Plan, all outstanding unvested stock options immediately vest in the event of termination of employment of the Named Executive Officers with the Company due to death, and all outstanding unvested stock options immediately vest in the event of termination due to retirement. If the Named Executive Officer’s employment with the Company terminates for any other reason, all unvested stock options are forfeited. The treatment of acceleration of vesting of stock options in the event of termination is generally available to all grantees under the plan under the general provisions of the plan, unless a grantee’s specific award agreement specifies otherwise.

The table below reflects the unvested stock options held by each of the Named Executive Officers as of December 31, 2009 and sets forth an “unrealized value” of those unvested stock options as of that date. The unrealized value of unvested options was calculated by multiplying the number of shares underlying unvested stock options by the closing price of the stock of $27.71 per share as of December 31, 2009 and then deducting the aggregate exercise price for these stock options.

	No. of Shares Underlying	Unrealized Value of
Name of Executive	Unvested Options	Unvested Options

R. Charles Loudermilk, Sr.	50,000	$328,000
Robert C. Loudermilk, Jr.	75,000	491,750
Gilbert L. Danielson	75,000	491,750
William K. Butler, Jr.	75,000	491,750
K. Todd Evans	15,000	98,400

Change In Control — Accelerated Vesting of Equity Incentive Plan Awards and Non-Equity Incentive Plan Payments.  Pursuant to the terms of the 2001 Stock Option and Incentive Award Plan, all outstanding unvested stock options and restricted stock awards immediately vest, including those held by the Named Executive Officers, upon the occurrence of a change in control. If a change in control of the Company occurred on December 31, 2009, the outstanding unvested restricted stock and stock options held by each of the Named Executive Officers would vest immediately and would be valued as described above under “Termination — Accelerated Vesting of Equity Incentive Plan Awards.”

In the event of a change in control, the Executive Bonus Plan provides for the automatic payment of target-level cash bonuses to the Named Executive Officers, prorated to the extent the change in control occurs during the annual performance period. Assuming the change in control occurred on the last day of our most recently completed fiscal year, the amount we would be obligated to pay out to our Named Executive Officers under the Executive Bonus Plan would be the same as the amount of non-equity incentive compensation paid out as shown in the Summary Compensation Table on page 22 of this Proxy Statement. Additional information about the Executive Bonus Plan is provided at page 23 of this Proxy Statement.

Non-Management Director Compensation in 2009

The current compensation program for non-management directors is designed to fairly pay directors for work required for a company of Aaron’s size and scope and to align directors’ interests with the long-term interests of Company shareholders. For 2009, each outside director received $3,000 or the equivalent amount in shares of the Company’s Common Stock for each Board meeting attended. Each outside director is also paid a quarterly retainer of $2,000 or the equivalent amount in shares of the Company’s Common Stock. Audit Committee members receive $1,000 for each Audit Committee meeting attended with the Chairman of the Audit Committee receiving $1,500 for each meeting attended. Each member of the Compensation Committee receives $500 for each Compensation Committee meeting attended. Mr. Benatar, as Lead Director, receives in addition to this Board and Committee fees, an annual retainer of $15,000, paid quarterly for his role as Lead Director. Directors who are employees of the Company receive no compensation for attendance at Board or Committee meetings.

	Fees Earned or Paid in
Name	Cash		Stock Awards(5)	Option Awards(6)	Total

Ronald W. Allen(1)	$25,000		-0-	$-0-	$25,000
Leo Benatar(2)	37,000		-0-	-0-	37,000
Earl Dolive(1)	25,000		-0-	-0-	25,000
David L. Kolb(1)	34,500	(3)	-0-	-0-	34,500
John C. Portman, Jr.	17,000		-0-	-0-	17,000
Ray M. Robinson(2)	12,250		-0-	-0-	12,250
John B. Schuerholz	27,000	(4)	-0-	-0-	27,000

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

(3)	Includes 942 shares of Common Stock valued at $27,000 received in lieu of cash payments in 2009.

(4)	Includes 942 shares of Common Stock valued at $27,000 received in lieu of cash payments in 2009.

(5)	No Grants in 2009. Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718.

(6)	No Grants in 2009. Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718.

Non-Management Director
Restricted Stock Awards and Stock Options

	Number of Restricted	Number of
Name	Stock Awards(1)	Options(1)

Ronald W. Allen	1,000	5,750
Leo Benatar	1,000	5,750
Earl Dolive	1,000	5,750
David L. Kolb	1,000	5,750
John C. Portman, Jr.	1,000	2,000
Ray M. Robinson	1,000	5,750
John B. Schuerholz	1,000	2,000

(1)	As of December 31, 2009.

RELATED PARTY TRANSACTIONS

In 2009, the Company sponsored the son of its Chief Operating Officer as a driver for the Robert Richardson Racing team in the NASCAR Nationwide Series at a cost of $1.6 million. The Company also paid $22,000 for team decals, apparel and driver travel to corporate promotional events. The sponsorship agreement expired at the end of 2009 and was not renewed. Motor sports promotions and sponsorships are an integral part of the Company’s marketing programs.

Aaron Ventures I, LLC (“Aaron Ventures”) was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them. Messrs. Loudermilk, Sr., Loudermilk, Jr., Butler, and Cates are the managers of Aaron Ventures, and all of its owners are officers of the Company, including all of the Named Executive Officers and five other executive officers. The combined ownership interest for all Named Executive Officers represents 60% of which Mr. Loudermilk Jr’s. interest is 13.33%. In December 2002, Aaron Ventures purchased eleven properties from the Company, all former Heilig-Meyers stores, for a total purchase price of $5,000,000. In 2006, Aaron Ventures sold one of the properties to a third party. The Company acquired these properties from Heilig-Meyers in 2001 and 2002 for an aggregate purchase price of approximately $4,000,000. The price paid by Aaron Ventures was arrived at by adding the Company’s acquisition cost to the cost of improvements made by the Company to the properties prior to the sale to Aaron Ventures. In October and November of 2004, Aaron Ventures purchased an additional eleven properties from the Company for a total purchase price of $6,895,000. The Company had acquired these properties over a period of several years. The purchase price paid by Aaron Ventures was determined from the individual fair market valuation and the results of current formal written appraisals completed for each location. Aaron Ventures currently leases 19 of the above properties to the Company for 15-year terms at a current annual rental of approximately $1,238,000. The Company does not intend to enter into further capital leases with related parties.

In the second quarter of 2009, the Company entered into an agreement with R. Charles Loudermilk, Sr., Chairman of the Board of Directors of the Company, to exchange 500,000 of Mr. Loudermilk, Sr.’s shares of the Company’s voting Class A Common Stock for 416,335 shares of its non-voting Common Stock having approximately the same fair market value, based on a 30 trading day average.

An irrevocable trust holds a cash value life insurance policy on the life of Mr. Loudermilk, Sr., the aggregate face value of which is $400,000. The Company and the Trustee of such trust are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policy until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive the aggregate cash value of this policy, which as of December 31, 2009 represented $268,321 and the balance of such policy will be payable to the trust or beneficiaries of such trust.

Each of two irrevocable trusts holds cash value life insurance policies on the life of Mr. Loudermilk, Sr., the death benefit of which is $6,838,872. The Company and the Trustee of such trusts are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policies until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive an amount equal to the greater of the policies’ cash value or the sum of the premiums that have been paid, which as of December 31, 2009 represented $2,437,459 and the balance of such policies will be payable to the trusts or beneficiaries of such trusts.

The Audit Committee’s Charter provides that the Committee shall review and ratify all transactions to which the Company is a party and in which any director and executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer. In addition, the Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. The Code of Conduct sets forth various examples of when conflict of interest situations may arise, including: when an officer or director or members of his or her family receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.

AUDIT MATTERS

Ernst & Young LLP served as the independent auditor of the Company for the year December 31, 2009 and has been selected by the Audit Committee of the Board of Directors to continue as the Company’s auditors for the current fiscal year. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions. The following table sets forth the Ernst & Young fees for services to the Company in the last two fiscal years.

Fees Billed in Last Two Fiscal Years

	Year Ended December 31,
	2009	2008

Audit Fees(1)	$1,014,727	$1,061,863
Audit-Related Fees(2)	32,500	32,652
Tax Fees(3)	378,028	357,482
All Other Fees	—	—

TOTAL	$1,425,255	$1,451,997

(1)	Includes fees associated with the annual audit of the consolidated financial statements and internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with SEC, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Includes fees associated with the audit of the 401(k) plan and review of the Franchise Disclosure Document filed with Federal Trade Commission.

(3)	Includes fees for tax compliance, tax advice and tax planning services.

Approval of Auditor Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent public accountants. To help fulfill this responsibility, the Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the Policy, all auditor services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis — called “specific pre-approval” — or (2) by the description in sufficient detail in the Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration — called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Committee or the Chairman of the Committee. The Policy describes the audit, audit-related and tax services that have received general pre-approval — these general pre-approvals allow the Company to engage the independent accountants for the enumerated services for individual engagements up to the fee levels prescribed in the Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Committee. Any engagement of the independent accountants pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent public accountants to management.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three “independent” members of the Board of Directors as defined under the listing standards of the New York Stock Exchange and operates pursuant to a written charter adopted by the Board and available through the Company’s website, www.aaronsinc.com. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors for 2009 Ernst & Young LLP are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management and has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

David L. Kolb, Chairman
Earl Dolive
Ronald W. Allen

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

In accordance with the provisions of Rule 14a-8(e) of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company’s 2011 annual meeting must be received by December 6, 2010 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. If a shareholder desires the Board to consider including in its slate of director nominees for the Company’s 2011 annual meeting a nominee submitted to the Company by such shareholder, the shareholder must submit such nomination in compliance with the procedures described under “ELECTION OF DIRECTORS — DIRECTOR NOMINATIONS” by December 6, 2010 to be eligible for inclusion in the Board’s nominee slate. If a shareholder otherwise desires to nominate a candidate for election to the Board, such shareholder must submit the nomination in compliance with the Company’s Bylaws not less that 14 nor more than 50 days prior to the 2011 annual meeting, which we currently anticipate will be held on May 2, 2011. Other shareholder proposals not made in accordance with the provisions of Rule 14a-8(e)(3) must be submitted to the Board in compliance with the Company’s Bylaws between 90 to 120 days prior to the 2011 annual meeting in order to be considered timely. The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (a) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (b) the proponent does not issue its own proxy statement.

COMMUNICATING WITH THE BOARD AND CORPORATE GOVERNANCE DOCUMENTS

The Company’s security holders and other interested parties may communicate with the Board, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron’s, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

The Audit Committee and Compensation Committee Charters, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the senior financial officers and employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aaronsinc.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron’s, Inc., 309 East Paces Ferry Road, NE, Atlanta, Georgia 30305-2377.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment of what is in the best interest of the Company.

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED TO SHAREHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO GILBERT L. DANIELSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AARON’S, INC., 309 E. PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305-2377.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES L. CATES
Senior Group Vice President
and Corporate Secretary

April 5, 2010

APPENDIX A

AARON’S, INC.
2010 EXECUTIVE BONUS PLAN

Effective as of January 1, 2010

1.	ESTABLISHMENT AND EFFECTIVE DATE OF PLAN

Aaron’s, Inc. (the “Company”) hereby adopts the Aaron’s, Inc. 2010 Executive Bonus Plan (the “Plan”) for its executive officers and certain other executives of the Company and its affiliates who are in management positions designated as eligible for participation by the Compensation Committee of the Board of Directors of the Company or such other committee appointed by the Board (the “Committee”), or the Committee’s designee. The Plan shall be effective as of January 1, 2010 subject to and conditioned upon approval by the shareholders of the Company. The Plan shall remain in effect, subject to the rights of amendment and termination in Section 13, until the Incentive Awards are paid for the Company’s fiscal year ending in 2014.

2.	PURPOSE OF THE PLAN

The purpose of the Plan is to further the growth and financial success of the Company by offering performance incentives to designated executives who have significant responsibility for such success.

3.	DEFINITIONS

(a) “Base Annual Salary” means the actual base salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Company’s deferred compensation or welfare plans (whether qualified or non-qualified).

(b) “Board of Directors” means the Board of Directors of the Company.

(c) “Change in Control” shall have the meaning ascribed to such term in the Aaron’s, Inc. 2001 Stock Option and Incentive Award Plan, effective as of March 13, 2001, and as it may be amended.

(d) “Chief Executive Officer” means the chief executive officer of the Company, unless otherwise specified.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors which is responsible for administering the Plan. The Committee shall be comprised solely of two or more individuals who qualify as “outside directors” under Code Section 162(m).

(g) “Company” means Aaron’s, Inc., a Georgia corporation, and its successors.

(h) “Incentive Award” or “Award” means the bonus awarded to a Participant under the terms of the Plan.

(i) “Maximum Award” means the maximum dollar amount or the maximum percentage of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.

(j) “Operating Unit” means a separate business operating unit of the Company with respect to which separate performance goals may be established hereunder.

(k) “Participant” means an employee of the Company, an Operating Unit or an affiliate who is designated by the Committee or its designee to participate in the Plan.

(l) “Performance-Based Award” means an Incentive Award (or a specified portion of an Incentive Award) that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

(m) “Plan Rules” means the guidelines established annually by the Committee pursuant to Section 4, subject, where applicable, to ratification by the Board of Directors.

(n) “Plan Year” means the twelve month period which is the same as the Company’s fiscal year. The initial Plan Year shall be January 1, 2010 through December 31, 2010.

(o) “Relative Performance” means the extent to which the Company, and/or designated Operating Unit, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.

(p) “Target Award” means the dollar amount or the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

(q) “Threshold Award” means the dollar amount or the percentage of Base Annual Salary which corresponds to the minimum acceptable Relative Performance during the Plan Year.

4.	ADMINISTRATION OF THE PLAN

The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as it applies to Awards other than Performance-Based Awards pursuant to Section 7. The Committee will have authority to establish Plan Rules with respect to the following matters for the Plan Year, subject to the right of the Board of Directors to ratify such Plan Rules as provided in this Section 4:

(a) the employees who are Participants in the Plan;

(b) as applicable, the Target Award, Maximum Award and/or Threshold Award that can be granted to each Participant and the method for determining such award, which the Committee may amend from time to time;

(c) the performance targets and the measurement criteria to be used in determining the Company’s or an Operating Unit’s Relative Performance, which will include one or more of the following, as determined by the Committee or its designee each year:

•	earnings before interest and taxes (EBIT);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	pre-tax earnings;

•	return on assets, net assets, investments, equity, or capital employed;

•	operating income or net income;

•	inventory turnover ratio;

•	cost reductions;

•	leverage ratios;

•	gross margin;

•	product introduction;

•	sales;

•	net income;

•	earnings per share;

•	after-tax or pre-tax profit;

•	same store growth;

•	market value of the Company’s stock;

•	total shareholder return;

•	economic profit or capitalized economic profit;

•	cash flow or cash flow return; and

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures.

(d) the time or times, the form of payment, and the conditions subject to which any Incentive Award may become payable.

The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year. Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a) through (d) of this Section 4 with respect to the Chief Executive Officer (and such other Participants as the Committee may determine) shall be submitted at least annually to the Board of Directors for its consideration and ratification. For Awards that are not Performance-Based Awards, the Committee may in its discretion establish performance measures and criteria not listed in this Section 4 without obtaining shareholder approval.

5.	PARTICIPATION

Eligibility for participation in the Plan is limited to executive officers of the Company and certain other executives of the Company and its Operating affiliates who hold key management and staff positions. From among those eligible and based upon the recommendations of the Chief Executive Officer and other designees, the Committee will designate by name or position the Participants each Plan Year. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant other than the Chief Executive Officer changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant’s award level for such Plan Year; provided, however, any such adjustment shall be made with respect to Performance-Based Awards only in accordance with Code Section 162(m). The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.

6.	INCENTIVE AWARDS

(a)	Determination of the Amount of Incentive Awards

At the end of each Plan Year, the Committee or its designee shall certify the extent to which the performance targets and measurement criteria established pursuant to Section 4 have been achieved for such Plan Year based upon financial information provided by the Company. A Participant’s Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, measurement criteria and the requirements of the Plan. In addition to any adjustments provided by the Incentive Award, the Committee may in determining whether performance targets have been met adjust the Company’s financial results to exclude the effect of unusual charges or income items or other events, including acquisitions or dispositions of businesses or assets, recapitalizations, reorganizations, restructurings, reductions in force, currency fluctuations or changes in accounting, which are distortive of results for the year (either on a segment or consolidated basis); provided, that for purposes of determining Performance-Based Awards, the Committee shall exclude unusual items whose exclusion has the effect of increasing Relative Performance if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual events or items. In addition, the Committee will adjust its calculations to exclude the unanticipated effect on financial results of changes in the Code or other tax laws, or the regulations relating thereto.

The Committee may, in its discretion, decrease the amount of a Participant’s Incentive Award for a Plan Year based upon such factors as it may determine.

In the event that the Company’s or an Operating Unit’s performance is below the anticipated performance thresholds for the Plan Year and the Incentive Awards are below expectations or not earned at all, the Committee may, in its discretion, increase the otherwise earned Incentive Awards; provided, however, the Committee may not increase any Incentive Awards that are Performance-Based Awards.

The Plan Rules and Incentive Awards that are Performance-Based Awards under the Plan shall be administered in a manner to qualify payments under the Plan to the Chief Executive Officer (and such other Participants as the Committee may determine each year) for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Board of Directors determines such compliance is not necessary. The maximum Performance-Based Award that may be paid to an individual Participant for a Plan Year shall be $3.0 million.

(b)	Eligibility for Payment of Incentive Award

No Participant will have any vested right to receive any Incentive Award until such date as the Board of Directors has ratified the Committee’s determination with respect to the payment of individual Incentive Awards, except where the Committee determines such ratification is not necessary. No Incentive Award will be paid to any Participant who is not an active employee of the Company, an Operating Unit or an affiliate at the end of the Plan Year to which the Incentive Award relates; provided, however, at the discretion of the Committee or its designee (subject to ratification by the Board of Directors, where required, and the limitations of Code Section 162(m)), partial Incentive Awards may be paid to Participants (or their beneficiaries) who are terminated without cause (as determined by the Committee or its designee) or who retire, die or become permanently and totally disabled during the Plan Year; provided, however partial or prorated Incentive Awards that are Performance-Based Awards shall be based on the attainment of the performance goals and criteria for the year and shall be payable at the same time as Incentive Awards are payable to actively employed Participants. No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Company, and such Participant’s rights shall be equivalent to that of a general unsecured creditor of the Company.

(c)	Payment of Awards

Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to Sections 6 and not later than 2 1/2 months after the end of the corporation’s fiscal year to which the Incentive Award relates, subject to the Committee’s right to allow a Participant to defer payment pursuant to an applicable deferred compensation plan of the Company. Payment will generally be made in a lump sum in cash unless the Committee otherwise determines at the beginning of the Plan Year.

7.	DELEGATION OF AUTHORITY BY THE COMMITTEE

Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan as it relates to Participants other than the Chief Executive Officer who receive Awards that are not Performance-Based Awards. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust any Incentive Awards that are payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Company to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee).

8.	CHANGE IN CONTROL

Upon the occurrence of a Change in Control the Participant’s Incentive Award for the Plan Year shall be determined as if the Target Award level of performance has been achieved (without any reductions under Section 6(a)) and shall be deemed to have been fully earned for the Plan Year, provided that the Participant shall only be entitled to a pro rata portion of the Incentive Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. The Incentive Award amount shall be paid only in cash within thirty (30) days of the effective date of the Change in Control. The Incentive Award payable upon a Change in

Control to a Participant for the Plan Year during which a Change in Control occurs shall be the greater of the amount provided for under this Section 8 or the amount of the Incentive Award payable to such Participant for the Plan Year under the terms of any employment agreement or severance agreement with the Company, its Operating Units or affiliates. Notwithstanding the above, the Committee may provide in the Plan Rules for alternative consequences upon a Change in Control, which may apply to some or all Participants and which may vary among Participants.

9.	BENEFICIARY

To the extent provided by the Committee or its designee each Participant will designate a person or persons to receive, in the event of death, any Incentive Award to which the Participant would then be entitled under Section 6(b). Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for a designation of beneficiary or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.

10.	WITHHOLDING OF TAXES

The Company shall deduct from each Incentive Award the amount of any taxes required to be withheld by any governmental authority.

11.	EMPLOYMENT

Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Company, an Operating Unit or an affiliate, or interfere with or restrict in any way the rights of the Company, an Operating Unit or an affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause.

12.	SUCCESSORS

All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.

13.	TERMINATION AND AMENDMENT OF THE PLAN; GOVERNING LAW

The Committee, subject to the ratification rights of the Board of Directors, has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect, provided that no such action will, without the consent of a Participant, adversely affect the Participant’s rights under an Incentive Award approved under Section 6(b). The Plan shall be interpreted and construed under the laws of the State of Georgia.

14.	CODE SECTION 409A

It is intended, and this Plan will be so construed and administered, that all amounts payable under this Plan shall be either be exempt from or comply with the provisions of Code Section 409A. In the event that the Plan shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any Participant or other persons for actions, decisions or determinations made in good faith.

AS APPROVED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY ON THE 26th DAY OF MARCH, 2010.

Aaron’s, Inc.